Exhibit 99.1

News Release	For Immediate Release
February 6, 2004
Greer State Bank	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Declares Stock Split and Cash Dividends

The Board of Directors of Greer Bancshares Incorporated, the parent company of Greer State Bank, on January 27, 2004 declared a three for two stock split to be effective on March 15, 2004, for shareholders of record March 1, 2004. Fractional shares will be based on the closing stock price on March 15, 2004, as adjusted for the split. The Board also approved subsequent quarterly cash dividends of 15 cents per share, effective June 15, September 15, and December 15, 2004, payable to shareholders of record on June 1, September 1, and December 1, 2004 respectively. The cash dividends represent a 2.4% annual dividend yield based on the current market value of Greer Bancshares Incorporated common stock at $28 per share.

"The three-for-two stock split represents our second stock split in our fifteen-year history," commented Dennis Hennett, president of Greer Bancshares Incorporated, "with the first one a two-for-one split in June of 1999." Total shares outstanding will increase from the current 1,615,935 to 2,423,902 after the split.

Greer Bancshares Incorporated trades under the symbol "GRBS" and is the holding company for Greer State Bank. Greer State Bank serves the Greer community with three offices and two electronic banking channels, an Internet banking service at www.greerstatebank.com, and a telephone banking system named TELEBANKER.